Exhibit 10.27
PUT/CALL AGREEMENT
          This PUT/CALL AGREEMENT (this “Agreement”) dated as of August 20, 2010 by and among SAN ANTONIO HOSPITAL MANAGEMENT, INC., a North Carolina corporation (the “General Partner”), SAN ANTONIO HOLDINGS, INC., an Arizona corporation (formerly known as Venture Holdings, Inc., “SAH”; SAH and the General Partner are sometimes referred to herein as the “MedCath Partners”), MEDCATH INCORPORATED, a North Carolina corporation (“MedCath”), S.A.H.H. HOSPITAL MANAGEMENT, LLC, a Texas limited liability company (the “Investor General Partner”), and S.A.H.H. INVESTMENT GROUP, LTD., a Texas limited partnership (the “Investor Limited Partner”) and S.A.H.H. MANAGEMENT COMPANY, LLC, a Texas limited liability company which is the general partner of the Investor Limited Partner (the “ManageCo GP”; ManageCo GP together with the Investor General Partner and the Investor Limited Partner are sometimes referred to herein collectively as the “Physician Partners”).
RECITALS
1.	The General Partner, SAH, the Investor General Partner and the Investor Limited Partners constitute all of the partners of San Antonio Heart Hospital, LP, a Texas limited partnership (the “Partnership”) pursuant to the Certificate of Limited Partnership filed with the Office of the Secretary of State of Texas on September 17, 2001 and the Limited Partnership Agreement among the Partners, effective such date, as the same may have been and may hereafter be amended or modified (the “Partnership Agreement”).

2.	The Partnership owns and operates a hospital in San Antonio, Texas which does business under the name of TexSAn Heart Hospital (the “Hospital”).

3.	MedCath has proposed selling its equity interest in the General Partner and SAH and in connection therewith, MedCath has received indications of interest from parties desiring to acquire substantially all of the assets of the Partnership.

4.	The terms of the Partnership Agreement require that a sale of substantially all of the assets of the Partnership be approved by all of the General Partner, SAH, the Investor General Partner and the Investor Limited Partner.

5.	MedCath has determined that it does not desire to proceed further with a sale of the Partnership’s assets without establishing a mechanism whereby it may gain assurance that the necessary approvals by the Physician Partners to such a transaction may be obtained.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions
          All terms defined in the Partnership Agreement and not defined in this Agreement shall be used in this Agreement with the respective meaning ascribed thereto in the Partnership Agreement.
ARTICLE II
General Partner Call Right
          Section 2.1 General Partner Call Right. At any time prior to the termination of this Agreement, the General Partner shall have the right, but not the obligation (the “Call Right”), to purchase all, but not less than all, of the Partnership Interests held by the Physician Partners, together but not separately, for the Call Purchase Price (as defined below) in connection with an Asset Sale (as defined below) and in accord with the procedures set forth below. The Call Right may be exercised by the General Partner upon twenty (20) days written notice (the “Call Notice”) to the Physician Partners, and, if exercised and the Asset Sale (as defined below) is closed within the term of this Agreement, the General Partner and the Physician Partners shall have the following rights and obligations:
          (a) Contemporaneously with the closing (the “Asset Sale Closing”) of an Asset Sale (as defined below):
          (i) The General Partner shall pay the First Payment (as defined below) of the Call Purchase Price to the Physician Partners via wire transfer to the account(s) designated by the Physician Partners; provided however, in no event shall the First Payment be less than the Call Floor Amount (as defined below);
          (ii) The Physician Partners shall be deemed to have transferred and assigned to the General Partner or its designee all of their rights, title and interests, both beneficial and of record, in and to any Partnership Interests (the “Partnership Transfer”) and the Physician Partners shall be deemed to have made the representations and warranties set forth in Sections 5.1 and 5.2 in connection therewith, it being acknowledged that this Agreement and the performance by the General Partner of its obligations hereunder shall result in the Partnership Transfer being deemed to have occurred without any further action being required of the Physician Partners hereunder; and
          (iii) The General Partner shall have the right to vote the Irrevocable Proxy of the Physician Partners in the form attached as Exhibit “A” hereto (the “Proxy”), which is being delivered to the General Partner in trust upon execution of this Agreement, and which constitutes and appoints the General Partner as their true and lawful proxy to vote such Physician Partners’ Partnership Interests with respect to a sale, transfer or other disposition of all, a substantial portion or substantially all of the Partnership’s assets and the assumption by the purchaser of such Partnership liabilities as such purchaser agrees in writing to assume (any such sale, transfer or other disposition being an “Asset Sale”); and
          (b) The “Call Purchase Price” shall be an amount equal to the greater of:
          (i) What would have been the Physician Partners’ proportionate share (based on the relative percentage Partnership Interests of the Physician Partners immediately prior to the Asset Sale Closing (“Physician Proportionate Share”)) of the Net Proceeds resulting from the Asset Sale had the Physician Partners continued to own their Partnership Interests immediately following the Asset Sale Closing, minus the amount as of such closing of Guarantee Fees owed by the Physician Partners to the Partnership or any Partner, which Guarantee Fees as of June 30, 2010 were Nine Hundred Forty-Three Thousand Five Hundred Eighty-Three Dollars ($943,583.00), or
          (ii) Four Million Four Hundred Eighty Thousand Dollars ($4,480,000.00) minus the amount as of the Asset Sale Closing of Guarantee Fees owed by any Physician Partners to the Partnership or any Partner (the “Call Floor Amount”).
          (c) The “Net Proceeds” of an Asset Sale shall mean (a) all cash proceeds received by the Partnership from or as a result of an Asset Sale, plus (b) the amount of accounts receivable collected by the Partnership during the one year period after the Asset Sale Closing date minus a collection fee equal to 3% of accounts receivable to be paid to the General Partner or other party designated by the General Partner for collecting accounts receivable to the extent accounts receivable are not among the assets sold in the Asset Sale, minus (c) the total amount of indebtedness, accounts payable, liabilities and other obligations of the Partnership whether known or unknown as of the Asset Sale Closing date, including but not limited to, the outstanding amount of principal and interest on loans to the Partnership from the General Partner or its affiliates which as of June 30, 2010 was Forty Million Eleven Thousand Five Hundred Forty-Five Dollars ($40,011,545), management fees and expenses owed by the Partnership to the General Partner or its affiliates which as of June 30, 2010 was Eight Million Eight Hundred Thirty-Nine Thousand Nine Hundred Fifty-Five Dollars ($8,839,955) and minus (d) all transaction costs and expenses, subject to any limitations with respect thereto in Section 5.17 hereof and in the certificate attached as Exhibit “B”.
          (d) The Call Purchase Price shall be paid to the Physician Partners via wire transfer as follows:
          (i) On the date of the Asset Sale Closing, an amount equal to the Physician Partners share of net cash proceeds paid by the purchaser upon the closing of the Asset Sale minus the amount of Guarantee Fees owed by the Physician Partners to the Partnership or any Partner, minus the Physician Partners Proportionate Share of the following amounts (the “First Payment”):

(x)	All known liabilities and obligations of the Partnership which the General Partners will pay upon or following the Asset Sale Closing and the General Partner’s reasonable estimate of additional liabilities and obligations of the Partnership which may become due and payable upon the Asset Sale Closing and during the 30 day period after the Asset Sale Closing. For purposes of estimation only, had the Asset Sale Closing occurred as of June 30, 2010, then the amount retained by the Partnership under this subsection (x) would have been approximately $5,750,000.00, it being acknowledged that no representation is being made that the actual amount so retained on the Asset Sale Closing Date will be the same such amount since liabilities such as employee health insurance claims and the timing of invoices for good and services provided to the hospital by third parties are among the types of liabilities that can affect such amount; and

(y)	Two Million Five Hundred Thousand Dollars $2,500,000.00 which will be used to pay, or create a reserve for, Partnership liabilities and obligations which become known during the one year period after the date of the Asset Sale Closing and which amount may be increased or decreased by the General Partner as of the date of the Asset Sale Closing to reflects events and circumstances then existing (the total amounts in (x) and (y) referred to as the “Reserves”) provided that any increase in the portion of the Reserve established under this subsection (y) may occur upon the Asset Sale Closing only if the General Partner has a good faith basis to so, such as an unanticipated claim for reimbursement under any government program, employee claims, legal actions filed or threatened and other material items.
Notwithstanding anything herein to the contrary, in no event shall the First Payment be less than the Call Floor Amount. The Physician Partners shall be entitled to additional payments under clauses (ii), (iii) and (iv) below if, and only if, the final amount of the Call Purchase Price exceeds the First Payment in which event, such subsequent payments due to the Physician Partners hereunder shall be adjusted to reflect the prior payment of the Call Floor Amount. Any payments under clauses (ii), (iii) and (iv) below shall be calculated and made without duplications. Subject to the foregoing:

          (ii) Within 45 days following the date of the Asset Sale Closing, an amount equal to the Physician Partners Proportionate Share of all net accounts receivable collected, if accounts receivable are not among the assets sold as part of the Asset Sale, less Partnership liabilities and obligations paid or accrued, in each case, during the 30 day period following the date of the Asset Sale Closing (the “Second Payment”);
          (iii) Thereafter, if accounts receivable are not among the assets sold as part of the Asset Sale, within 15 days after the end of each calendar quarter prior to the Final Payment, an amount equal to the Physician Partners Proportionate Share of all net accounts receivable collected less Partnership liabilities and obligations paid or accrued during such calendar quarter (the “Quarterly Payments”); and
          (iv) Within 45 days following the one year anniversary of the Asset Sale Closing, the Physician Partners Proportionate Share of (x) all net accounts receivable collected since the last Quarterly Payment, plus (y) any Reserves which are no longer reasonably appropriate to pay, or create further reserves to pay, Partnership liabilities and obligations which thereafter are reasonably estimated by the General Partner; provided that such final payment shall be adjusted if required so that the total amount which has been paid to the Physician Partners in all events equals the Call Purchase Price (the “Final Payment”).
Each payment shall be accompanied by reasonable supporting documentation. On a quarterly basis after the Asset Sale Closing, the General Partner shall be available to meet with representatives of the Physician Partners to review Partnership information, including, but not limited to, financial information and records relating to all payments due to the Physician Partners under this Agreement. While the General Partner shall retain the authority to establish, maintain and adjust the Reserves as set forth herein, it shall consider in good faith requests by the Physician Partners to adjust those Reserves from time to time based upon then current circumstances. Additionally, the Physician Partners shall have the right to audit (using a qualified independent auditor) at their expense (except as provided below), the accuracy of Partnership reporting regarding known amounts of Partnership liabilities paid and accounts receivable collected. If any such audit demonstrates an underpayment to the Physician Partners of 5% or more of any payment due under Section 2.1(d), or an overpayment of fees and expenses due to the General Partner, in either case due to inaccuracies with respect to known amounts of Partnership liabilities paid or accounts receivable collected, then the costs of such audit shall instead be paid by the General Partner. Adjusting payments will be made promptly by the parties hereto with respect to inaccuracies of any amounts paid under this Agreement. Such audit rights may be exercised anytime prior to the 90th day after the Final Payment is made. All rights of the Physician Partners as set forth in this paragraph, and all rights of the Physician Partners, as partners in the Partnership, to access to the books and records of the Partnership, including but not limited to their rights to meet with the General Partner, access to financial information and records and audit rights, shall survive the General Partner’s exercise of its Call Right.

Reserves shall be maintained in interest bearing accounts and any such interest shall be an asset of the Partnership.
If the General Partner exercises the Call Right and an Asset Sale does not close within twelve months of the date of the Call Notice, the exercise of the Call Right shall be cancelled, the Proxy shall terminate, and the Physician Partners shall retain their respective Partnership Interests, provided that such cancellation shall not affect the Put right of the Physician Partners or the right of the General Partner to subsequently exercise the Call Right again prior to the termination of this Agreement. The parties acknowledge that upon payment of the Call Floor Amount as set forth above, the Physician Partners will no longer have the right to exercise the Put under Article III hereof.
          Section 2.2 Covenants of the General Partner. The General Partner covenants and agrees that if it exercises the Call Right and utilizes the resulting Proxy in connection with an Asset Sale transaction, it will do so only in a transaction in which the consideration is payable in cash and the assumption of those Partnership liabilities as the General Partner and the purchaser shall agree.
          Subject to good faith requirements for confidentiality, the General Partner will provide updates from time to time to counsel for the Physician Partners regarding proposed Asset Sales.
          Section 2.3 Officer’s Certificate. The General Partner shall cause the Chief Executive Officer of MedCath to execute and deliver to the Physician Partners an Officer’s Certificate in the form attached hereto as Exhibit “B” at the Asset Sale Closing.
ARTICLE III
Physician Investors’ Put Right
          Section 3.1 Right to Put. At any time prior to the termination of this Agreement subject to the other terms of this Agreement, the Physician Partners, together but not separately, shall have the right to give to the General Partner a notification in writing (the “Put Notice”) that they have elected to sell their Partnership Interests to the General Partner (the “Put”) no later than the twenty (20th) day after the date on which the Put Notice is given (or if such day is not a business day, then the first business day thereafter) (the “Put Date”) for the Put Purchase Price (as defined below). The “Put Purchase Price” shall mean Four Million Four Hundred Eighty Thousand Dollars ($4,480,000.00) less the amount of any Guarantee Fee owed by any Physician Partners to the Partnership or any Partner.
          Section 3.2 Put Closing Procedures. The General Partner shall, within five (5) days after receiving the Put Notice, give the Physician Partners written notice of the date on which the closing of the Put will occur (the “Put Closing Date”), which shall be no later than the Put Date. On the Put Closing Date, the General Partner shall wire transfer to the account(s) designated by the Physician Partners at least three days prior to the Put Closing Price.

ARTICLE IV
Termination
          Section 4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date agreed to in writing by all the Partners or (ii) August 31, 2011; provided that any action taken by any Partner in accordance with or pursuant to this Agreement prior to such termination shall be valid and binding on the parties hereto.
ARTICLE V
Miscellaneous
          Section 5.1 Mutual Representations and Warranties. Each party to this Agreement represents and warrants to the other party as follows:
          (a) The execution, delivery and performance by such party of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate partnership or limited liability company action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on such party;
          (b) This Agreement is the legal, valid and binding obligation of such party enforceable against such party in accordance with their respective terms; and
          (c) All government approvals necessary for the execution, delivery and performance by such party of its obligations under this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.
          Section 5.2 Physician Partners Additional Representations and Warranties; Waivers. The Physician Partners each represent and warrant that they have good title to their respective Partnership interests free and clear of all liens, security interests or other encumbrances and that upon the closing of any Call or Put transaction under Articles II or III, such unencumbered good title thereto shall be conveyed to the General Partner or its designee. Each of the Partners shall be deemed to also have made the representations and warranties set forth in Section 5.1 and this Section 5.2 as of the date hereof and again effective as of the Call or Put transaction closing dates. The Physician Partners hereby waive and release any rights of first refusal and any other approval or consent rights they may have or otherwise be entitled to exercise in connection with any transaction contemplated by either Articles II or III of this Agreement, whether arising under the Partnership Agreement, under applicable law or any other basis, none of which shall apply to the transactions contemplated by either Articles II or III of this Agreement.
          Section 5.3 Notices and Delivery. Any notice to be given hereunder at any time to any of the parties or any document required by this Agreement to be delivered to any party , may be delivered personally, mailed to such party, postage prepaid, addressed to the party at the addresses below or by email at the email address below followed by a mailed copy. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Partner at the time it is mailed or emailed, as the case may be.
[add notice addresses]
          Section 5.4 Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the other parties by facsimile or email and such facsimile or email execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.
          Section 5.5 Benefit; Assignment. Subject to provisions in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Subject to provisions in this Agreement to the contrary, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.
          Section 5.6 Press Release. Except as required by applicable law, no party will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other parties hereto of the text of any such public report, statement or release. The Physician Partners acknowledge that MedCath may file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
          Section 5.7 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of the parties under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
          Section 5.8 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
          Section 5.9 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

          Section 5.10 Third-Party Beneficiaries. Any third party shall be entitled to conclusively rely upon any agreement or instrument executed and delivered by any of the MedCath Partners pursuant to powers or rights granted under this Agreement as valid, binding and enforceable obligations of the Partnership and each of its Partners.
          Section 5.11 Tax and Other Advice and Reliance. None of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax related laws or otherwise. Each party has relied solely upon the advice, including tax advice, of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto; provided, that nothing in the foregoing is intended to limit the applicability of any party’s representations and warranties to any other parties.
          Section 5.12 Entire Agreement; Amendment. This Agreement and the Partnership Agreement constitute the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. In the event of any conflict between the terms of the Partnership Agreement and this Agreement, the terms of this Agreement shall prevail.
          Section 5.13 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.
          Section 5.14 Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of its conflict of law rules.
          Section 5.15 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.
          Section 5.16 Guarantee of General Partners Obligations. MedCath, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by General Partner of all of the General Partner’s obligations under this Agreement and so undertakes to the Physician Partners that, if and whenever the General Partner is in default, MedCath will on demand duly and promptly perform or procure the performance of the General Partner’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of General Partner under this Agreement have been duly performed or discharged. MedCath’s obligations under this Section 5.17 shall not be affected or discharged in any way by any action or proceeding with respect to the General Partner under any federal or state bankruptcy, insolvency or debtor relief laws.
          Section 5.17 Partnership Advisors and Transaction Expenses. Each of the Partners acknowledge and consent to the Partnership’s retention of Navigant Capital Partners, LLC (“NCA”) as its investment banker and Moore & Van Allen, PLLC as its attorneys in connection with the negotiation and closing of any of the sale or transfer transactions contemplated hereby, and that the fees and the expenses thereof shall be paid by the Partnership or the Partners, pro rata, as the case may be upon the closing of any of the sale or transfer transactions contemplated hereby (and shall be used in determining the Net Proceeds), provided that the expenses of NCA shall not exceed $20,000.00.
[EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

The General Partner:

SAN ANTONIO HOSPITAL MANAGEMENT, INC.

By: Title:	/s/ James A. Parker Treasurer

SAH:

SAN ANTONIO HOLDINGS, INC.

By: Title:	/s/ James A. Parker Treasurer

The Investor General:

S.A.H.H. HOSPITAL MANAGEMENT, LLC

By: Title:	/s/ A. C. Rabinowitz, MD President

The Investor Limited Partner:

S.A.H.H. INVESTMENT GROUP, LTD.

By: Title:	/s/ A. C. Rabinowitz, MD Managing Partner

ManageCo GP:

S.A.H.H. MANAGEMENT COMPANY, LLC

By: Title:	/s/ A. C. Rabinowitz, MD President

MedCath:

MEDCATH INCORPORATED

By: Title:	/s/ O. Edwin French President & CEO

Exhibit “A”
Irrevocable Proxy
          Each of the Physician Partners hereby irrevocably constitutes and appoints the General Partner, from the date of this Agreement until the termination of this Agreement in accordance with its terms, as their true and lawful proxy, for and in each Physician Partner’s name, place and stead to vote such Physician Partner’s Partnership Interests and any and all other interests in the Partnership of such Physician Partner whether directly or indirectly, beneficially or of record, now owned or hereafter acquired (such Partnership Interests together with all such other equity interests, a “Physician Partner’s Interest”), with respect to any “Asset Sale Transaction” (as hereinafter defined). The foregoing proxy shall include the right to sign each such Physician Partner’s name (as a partner of the Partnership) to any consent, certificate or other document relating to the Partnership that applicable law may permit or require and to cause each such Physician Partner’s Interests to be voted, either at a meeting or by written consent, in accordance with the preceding sentence. Each Physician Partner hereby revokes all other proxies and powers of attorney with respect to each such Physician Partner’s Interests that it may have appointed or granted, to the extent such proxies or powers extend to any Specified Matter. The Partnership will not give a subsequent proxy or power of attorney (and if given, will not be effective) or enter into any other voting agreement with respect to each such Physician Partner’s Interests with respect to any Asset Sale Transaction.
As used herein, “Asset Sale Transaction” means a sale, transfer or other disposition of all, a substantial portion or substantially all of the Partnership’s assets, the assumption by such purchaser of such Partnership liabilities as the purchaser agrees to assume together with such other terms related to such sale, transfer or other disposition as the General Partner determines to be necessary or appropriate on behalf of the Partnership (an “Asset Sale Transaction”).

Exhibit “B”
Officer’s Certificate
OFFICER’S CERTIFICATE

FROM:	MedCath Incorporated

TO:	S.A.H.H. Investment Group, LTD and S.A.H.H. Management Company, LLC

CLOSING
DATE:	, 2010
          The undersigned, O. Edwin French, hereby certifies that he is the President and Chief Executive Officer of MedCath Incorporated, a North Carolina corporation (the “Company”), and that, as such officer, is authorized to execute and deliver this Certificate in the name and on behalf of the Company.
          The undersigned further certifies that, as of the date hereof and as of the Closing Date, as hereinafter defined, the following are true and correct:
          1. This Certificate is being delivered in conjunction with that one certain Put/Call Agreement (the “Agreement”) dated as of August ____, 2010 by and among SAN ANTONIO HOSPITAL MANAGEMENT, INC., a North Carolina corporation (the “General Partner”), SAN ANTONIO HOLDINGS, INC., an Arizona corporation (formerly known as Venture Holdings, Inc., “SAH”; SAH and the General Partner are sometimes referred to herein as the “MedCath Partners”), the Company, S.A.H.H. HOSPITAL MANAGEMENT, LLC, a Texas limited liability company (the “Investor General Partner”), and S.A.H.H. INVESTMENT GROUP, LTD., a Texas limited partnership (the “Investor Limited Partner”) and S.A.H.H. MANAGEMENT COMPANY, LLC, a Texas limited liability company which is the general partner of the Investor Limited Partner (the “ManageCo GP”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
          2. The Company now, and at the time of the closing of a sale of all or substantially all of the assets of the Hospital (as defined below) as contemplated by the Agreement (the time of such sale being referred to herein as the “Closing Date”), owns all ownership interests, both beneficial and of record, in both of the MedCath Partners.
          3. The sale of all or substantially all of the assets of the hospital (the “Hospital”) owned by San Antonio Heart Hospital, LP, a Texas limited partnership (the “Hospital Partnership”) d/b/a TexSAn Heart Hospital, is not contemplated to be, and shall not be, bundled with or combined from a pricing or other material term standpoint with the sale of any other asset, hospital, facility, or entity owned or controlled, whether directly or indirectly, by the Company or any officers, directors, managers, shareholders, or subsidiaries of the Company.
          4. The only consideration to be paid or accepted for the assets of the Hospital shall be a combination of (i) cash and (ii) assumption of Hospital Partnership Liabilities. The assets of the Hospital shall be sold to the person or entity making the best offer based on (i) cash, (ii) value of assumed liabilities of the Hospital Partnership and (iii) other material terms offered by such purchaser.

          5. The Company, whether itself or through Navigant (as defined below), has made commercially reasonable efforts to solicit bids or offers for the assets of the Hospital from potential purchasers of the Hospital, and the General Partner has and will review all bids or offers it receives or is presented with in good faith.
          6. All reasonable potential bidders have and will receive substantially the same information and materials regarding the Hospital.
          7. No person or entity who is not a party to the Agreement, other than Navigant Capital Partners, LLC (“Navigant”) and the Partnerships legal and professional advisors, shall receive any financial or other compensation or benefit from or at the expense of the Partnership as a result of the sale of the assets of the Hospital, other than distributions of sale proceeds made to partners, members or shareholders of the MedCath Partners, the Investor Limited Partner and ManageCo GP.
          8. The only financial or other compensation or benefit to be received by Navigant as a result of or in any way related to the sale of the assets of the Hospital is a fee is 1.35% of the sale price of the Hospital plus expenses not to exceed $20,000.
          9. If the General Partner enters into a transition service agreement in conjunction with any sale of the Hospital such transition service agreement will be negotiated in good faith and any fees and reimbursement of expenses to be paid thereunder shall not exceed fair market value and shall be paid only to the General Partner or its affiliates. ManageCo GP shall be provided with a copy of any transition service agreement at least five (5) days prior to the entry into such agreement, and ManageCo GP shall be informed of any fees and reimbursement of expenses to be paid under such agreement.
          IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate in the name and on behalf of the Company as of the date set forth above.
          /s/ O. Edwin French
O. Edwin French, President and Chief Executive Officer
          The undersigned, _______________, Secretary of the Company, does hereby certify to S.A.H.H. Investment Group, LTD and S.A.H.H. Management Company, LLC that O. Edwin French is the duly elected, qualified and acting President and Chief Executive Officer of the Company, and the signature appearing above is his genuine signature.
          IN WITNESS WHEREOF, I have hereunto signed my name this ____ day of August, 2010.

, Secretary